Exhibit 99.1

Barfresh Provides Third Quarter 2021 Results and Business Update

Company Achieves Strong Improvement in Revenue and Operating Cash Flow in Third Quarter 2021

Third Quarter 2021 Revenue Increased 48% Sequentially and 173% Year-Over-Year

Company Entered 2021-2022 School Year in Double the Number of School Locations than Last Year

Company has Generated Revenue of Approximately $1.8 Million to Date for Fourth Quarter 2021; Already a 300% Increase Compared to the Full Fourth Quarter 2020

LOS ANGELES, November 15, 2021 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the third quarter and first nine months ended September 30, 2021.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved both third quarter sequential and year-over-year revenue growth due to the steady ramp in school related orders for our Twist & Go product. Revenue would have exceeded $2.1 million had we not lost approximately $200,000 in revenue due to supply chain constraints from manufacturing labor and raw material shortages. In addition, this past quarter we entered the 2021-2022 school year in double the number of locations selling our product and believe our new and existing school locations will continue to drive revenue growth. We have already achieved $1.8 million of revenue in the fourth quarter to date which is a 300% increase compared to the full fourth quarter of last year and we expect to be at or close to adjusted EBITDA breakeven in the fourth quarter. The continued sequential revenue growth is meaningful given the fourth quarter is historically a lighter quarter for us from school holiday closures. Our strong cash position and clean debt structure, along with the gradual return of our other customers segments, has our company well positioned to take advantage of future growth opportunities in 2022.”

Third Quarter of 2021 Financial Results

Revenue for the third quarter of 2021 increased 173% to $1.9 million, compared to $708,000 in the COVID-19 affected third quarter of 2020. The increase in revenue is the result of orders for Twist & Go product in the school channel, as well as the gradual return in sales of the Company’s single serve and bulk products compared to the COVID-19 affected quarter last year. Gross margins for third quarter of 2021 were 37%, compared to 39% for the third quarter of 2020. The decline in gross margins was due to higher raw material and higher packaging prices as well as the higher sales volume and product mix for the Company’s Twist & Go and WHIRLZ 100% Juice Concentrates. The Company expects gross profit margins for the fourth quarter of 2021 to stay in the high 30’s.

Net loss for the third quarter of 2021 improved to $507,000, as compared to a loss of $878,000 in the third quarter of 2020. G&A expenses for the third quarter of 2021 increased 9% to $1.1 million, compared to $976,000 in the third quarter of 2020. The increase in G&A was primarily driven by a significant increase in shipping and storage costs from the unprecedented market price and labor shortages in the quarter, which more than offset the lower R&D and personnel costs. The Company believes these elevated costs will continue into the first half of 2022; however, it is working to partially offset by taking advantage of more efficient distribution arrangements and the expectation for an increased volume per load from higher sales volume.

First Nine Months of 2021 Financial Results

Revenue for the first nine months of 2021 increased 118% to $4.2 million, compared to $1.9 million in the same period of 2020. The revenue for the first nine months is already higher than any previous year of revenue. The increase in revenue is the result of growing demand for Twist & Go product in the school channel, as well as the gradual return in sales of the Company’s single serve product compared to the COVID-19 affected period last year. Gross margins for the first nine months of 2021 were 38%, compared to 41% for the same period of 2020. The decline in gross margins was due to higher raw material and higher packaging prices as well as higher sales volume and product mix for the Company’s Twist & Go and WHIRLZ 100% Juice Concentrates.

Net loss for the first nine months of 2021 improved to $1.4 million, as compared to a loss of $2.8 million in the same period of 2020. The Company continued to reduce core operating expenses, reducing total G&A expenses in the first nine months of 2021 by 14% compared with the prior year period.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA loss for the third quarter was the lowest in company history and the company expects to be at or close to adjusted EBITDA breakeven in the fourth quarter of 2021. Adjusted EBITDA improved to a loss of $225,000 for the third quarter of 2021, compared to a loss of approximately $603,000 for the third quarter of 2020. Adjusted EBITDA improved to a loss of $1.1 million for the first nine months of 2021, compared to a loss of approximately $2.2 million for the same period of 2020. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

Balance Sheet

As of September 30, 2021, the Company had approximately $6.4 million of cash, and approximately $1.2 million of inventory on its balance sheet. The Company announced on June 3, 2021 that it had completed a private placement of approximately $6.0 million of common stock with no warrant coverage. In addition, the Company also negotiated the conversion of approximately $0.7 million and the retirement of approximately $0.8 million of existing debt and interest. This transaction eliminated all prior convertible debt and related interest. Additionally, the Company’s first Paycheck Protection Program (PPP) loan of $0.57 million was forgiven in the second quarter 2021 and the Company expects its second PPP loan for $0.57 million to be forgiven in the fourth quarter of 2021. The Company expects to be debt free once the second PPP loan is forgiven.

Conference Call

The conference call to discuss these results is scheduled for today, Monday, November 15, 2021, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 300-8521 in North America, and international listeners can dial (412) 317-6026. A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, November 29, 2021. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 10161993. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com